TELFORD SADOVNICK, P.L.L.C.
CERTIFIED PUBLIC ACCOUNTANTS

March 26, 2007

The United States Securities and
Exchange Commission
Washington, D.C. 20549
USA

Re: Worldstar Energy, Corp. (the "Company")

This letter will confirm that we have reviewed Item 4.01 of the Company's Form 8-K dated February 21, 2007 captioned "Change in Registrant's Certifying Accountant" and agree with the statements made as they relate to Telford Sadovnick, P.L.L.C. We are not in a position to agree or disagree with the statements in Item 4.01 regarding the engagement of Pannell Kerr Foster, Chartered Accountants or the approval of such engagement by the Company's Board of Directors.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

"TELFORD SADOVNICK P.L.L.C."

TELFORD SADOVNICK, P.L.L.C.
Bellingham, Washington, USA

114 West Magnolia Street, Suite 423, Bellingham, Washington 98225
Telephone: (360) 392-2886 Facsimile: (360) 392-2887